Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact: Nick Zangari	Media Contact: Tonya Abeln
(502) 394-1157	(502) 386-1742
Nick.Zangari@KyDerby.com	Tonya.Abeln@KyDerby.com

Churchill Downs Incorporated Announces a $500 Million Senior Secured Term Loan A Financing Transaction

LOUISVILLE, KY., (February 24, 2023) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) today announced an amendment of its senior secured credit agreement to increase the loans under the existing Term Loan A credit facility due 2027 by $500 million. This amendment increases the existing Term Loan A credit facility due 2027 from $800 million to $1,300 million (the “Increased Term Loan A”) and makes certain other changes to its existing credit agreement. The interest rate applicable to borrowings on the Increased Term Loan A will be SOFR-based plus a spread, determined by CDI’s total net leverage ratio.

CDI intends to use the net proceeds from the borrowings under the Increased Term Loan A to repay outstanding loans under its existing senior secured revolving credit facility, pay related transaction fees and expenses and for general corporate purposes.

About Churchill Downs Incorporated

Churchill Downs Incorporated (NASDAQ: CHDN) has been creating extraordinary entertainment experiences for nearly 150 years, beginning with the company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the development of live and historical racing entertainment venues, the growth of the TwinSpires horse racing online wagering business and the operation and development of regional casino gaming properties. More information is available at http://www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as the use of the net proceeds from the borrowing. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.